UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of
earliest event reported):     June 5, 2008 (June 5, 2008)

                            Brown-Forman Corporation
             (Exact name of registrant as specified in its charter)

   Delaware                  002-26821            61-0143150
(State or other            (Commission         (I.R.S. Employer
 jurisdiction of            File Number)       Identification No.)
 incorporation)

 850 Dixie Highway, Louisville, Kentucky           40210
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code (502) 585-1100


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

Brown-Forman Corporation issued a press release today, June 5, 2008 reporting results of its operations for the fiscal year and fiscal quarter ended April 30, 2008. A copy of this Brown-Forman Corporation press release is attached hereto as Exhibit 99.1.


Item 9.01.  Financial Statements and Exhibits

 (a)  Not applicable.
 (b)  Not applicable.
 (c)  Exhibits
      99.1              Press Release, dated June 5, 2008.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Brown-Forman Corporation
                                            (Registrant)


Date:   June 5, 2008                       By:  /s/ Nelea A. Absher
                                                Nelea A. Absher
                                                Vice President, Associate
                                                General Counsel and Assistant
                                                Corporate Secretary



Exhibit Index

Exhibit
Number     Description

99.1 Press Release, dated June 5, 2008, issued by Brown-Forman Corporation, reporting results of operations for the fiscal year and fiscal quarter ended April 30, 2008.

                                                                 Exhibit 99.1

FOR IMMEDIATE RELEASE

BROWN-FORMAN REPORTS RECORD EARNINGS FOR FISCAL 2008
REPORTED OPERATING INCOME GREW 14% WHILE UNDERLYING(1) OPERATING INCOME INCREASED 8%

Louisville, KY, June 5, 2008 - Brown-Forman Corporation reported record net sales for fiscal 2008, totaling nearly $3.3 billion, with international markets contributing more than 50% of total net sales for the first time in the company's 138-year history. Reported diluted earnings per share from continuing operations(2) rose 10% to $3.55 and operating income grew 14% to $685 million for the fiscal year.

Higher consumer demand for Jack Daniel's Tennessee Whiskey, Jack Daniel's & Cola, and Finlandia Vodka, particularly outside the U.S., and excellent growth in the U.S. for Gentleman Jack drove operating income increases. Additionally, benefits from a weaker U.S. dollar and the incremental profits from the Casa Herradura(3) and Chambord acquisitions completed in the prior fiscal year contributed to year-over-year profit growth. Higher raw material costs and increased operating investments partially offset these gains. Adjusting for added profits associated with Casa Herradura and Chambord, the benefits of a weaker U.S. dollar, and last year's net gain on the sale of winery assets, underlying operating income was up 8% for the fiscal year.

--------
(1) Underlying operating income represents operating income reported in accordance with GAAP, adjusted for certain items. A reconciliation from reported growth to underlying operating income growth (a non-GAAP measure) for the fourth quarter and full year, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A.
(2) All financial and statistical information contained in this press release relates to the continuing operations of the company unless otherwise stated.
(3) Major brands included in the January 2007 Casa Herradura acquisition were Tequila Herradura, el Jimador tequila, and the New Mix ready to drink product.

Fiscal 2008 net sales grew $476 million, or 17%, over fiscal 2007 while gross profit increased $214 million, or 14%. Net sales and gross profit benefited from double-digit gains for the Jack Daniel's family of brands and Finlandia, in addition to mid-single digit gains for Southern Comfort. Net sales growth reflects volume and pricing increases along with favorable foreign exchange gains. Higher costs, including grain, grapes, and fuel, partially offset these gains. The fiscal 2007 acquisitions of the Casa Herradura brands and Chambord also contributed to the increases in revenues and gross profit. Adjusting for foreign exchange and acquisitions, the fiscal 2008 underlying gross profit growth was 6%.

Advertising and promotion investments increased 15% for the year due to spending behind the company's premium global brands, developing brands, and recently acquired brands, and due to a weaker U.S. dollar. Adjusting for foreign exchange and spending behind recently acquired brands, advertising and promotion was up 6% for the year. Selling, general, and administrative expenses increased 10% over 2007 due largely to the acquisition of the Casa Herradura brands, and a weaker U.S. dollar. Excluding these items, underlying SG&A increased 3% for the year.

Global depletions(4) for Jack Daniel's were up 4% over the prior year. In the U.S., depletions increased in the low-single digit range, while international depletions grew at a high-single digit rate. Robust double-digit depletion growth rates were recorded throughout many markets in Europe and Latin America.

Finlandia depletions were up 16% globally over fiscal 2007, driven by strong double-digit growth in many parts of Europe, particularly Poland and Russia. Southern Comfort global depletions were flat for the full-year as solid gains in the U.K., South Africa, and Australia were partially offset by low-single digit declines in the U.S.

--------

(4) Depletions are shipments from wholesaler distributors to retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand.

Depletions for several brands, including Bonterra, Gentleman Jack, and Woodford Reserve, grew at healthy double-digit rates for the year while Sonoma-Cutrer advanced in the high-single digits. Fetzer Valley Oaks and Korbel registered low-single digit depletion growth while Canadian Mist, Bolla, and Early Times recorded modest declines for the year.

The following chart summarizes the fiscal 2008 worldwide depletions, depletion growth, reported net sales growth, and foreign exchange adjusted net sales growth, for Brown-Forman's largest volume brands:

                                                                           Net Sales % Change vs. Fiscal 2007
                            Nine-Liter Cases     Depletion % Change        ----------------------------------
Brand                           (000's)            vs Fiscal 2007          Reported       Constant Currency(5)

Jack Daniel's TW                 9,450                   4%                   9%                   6%
New Mix RTD(6)                   4,340                   NA                   NA                   NA
Finlandia                        2,835                  16%                  33%                  19%
Southern Comfort                 2,460                   -                    6%                   3%
Fetzer Valley Oaks               2,355                   2%                   2%                   1%
Jack Daniel's & Cola RTD         2,260                  18%                  33%                  19%
Canadian Mist                    1,895                  (3%)                  -                    -


Fourth Quarter

Fourth quarter reported diluted earnings per share increased 45% over the same quarter last year to $0.81 while operating income grew 25% to $135 million. Net sales and gross profit grew 12% and 11%, respectively. Reported operating earnings were driven by continued growth in consumer demand for the Jack Daniel's family of brands and Finlandia, particularly outside the U.S., the acquisition of the Casa Herradura brands, moderate increases in operating investments in the quarter and the weaker U.S. dollar. Additionally, net income for the quarter was positively impacted by a lower effective tax rate resulting from the effective settlement of various tax uncertainties. These settlements resulted in the reversal of previously established tax reserves, providing an incremental $0.04 in earnings per diluted share compared to the same period last year.

--------
(5) Constant currency represents reported net sales with the benefit of a weaker U.S. dollar removed. Management uses the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of the business both positively and negatively.
(6) Tequila ready-to-drink brand acquired in January 2007 as part of Casa Herradura and sold exclusively in Mexico.

Fourth  quarter  underlying  operating  income  was up 12% over the  prior  year period. These excellent underlying results reflect stable Jack Daniel's depletion trends in the U.S. and continued solid demand in many markets outside the U.S., exceptional growth for Finlandia in Eastern Europe, strong growth for Gentleman Jack, and moderate increases in brand investments, as well as a slight decline in SG&A expense in the quarter when compared to the prior-year-period.

Fiscal 2009 Outlook

Paul Varga, the company's chief executive officer, stated, "Fiscal 2008 was another excellent year for our company, particularly considering the difficult macro-economic conditions under which these results were achieved, as our underlying earnings growth approximated our company's long-term growth rate." Building on this strong foundation, in fiscal 2009 the company projects diluted earnings per share to fall within a range of $3.73 to $3.98, representing growth of 5% to 12% and operating income to grow in the range of 3% to 10% for the year.

The company's outlook incorporates expectations for continued solid international growth, improving trends for both Jack Daniel's and Southern Comfort and healthy growth from the Casa Herradura brands in the U.S., expectations for a higher effective tax rate, anticipated increases in fuel and raw material costs, the benefits of the fiscal 2008 share repurchase, and lower interest expense.

Brown-Forman  will host a  conference  call to discuss the results at 10:00 a.m.
(EDT) this morning. All interested parties in the U.S. are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call. International callers should dial 706-679-3410 and ask for the Brown-Forman call. No password is required. The company suggests that participants dial in approximately ten minutes in advance of the 10:00 a.m. start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman's Internet Web site, www.brown-forman.com, through a link to "Investors/Information." For those unable to participate in the live call, a replay will be available by calling 800-642-1687 (U.S.) or 706-645-9291 (international). The identification code is 9424319. A digital audio recording of the conference call will also be available on the Web site approximately one hour after the conclusion of the conference call. The replay will be available for at least 30 days following the conference call.

Brown-Forman Corporation is a producer and marketer of fine quality beverage alcohol brands, including Jack Daniel's, Southern Comfort, Finlandia Vodka, Tequila Herradura, el Jimador Tequila, Canadian Mist, Fetzer and Bolla Wines, and Korbel California Champagnes.

IMPORTANT NOTE ON FORWARD-LOOKING STATEMENTS:

This release contains statements, estimates, or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "expect," "believe," "intend," "estimate," "will," "anticipate," and "project," and similar expressions identify a forward-looking statement, which speaks only as of the date the statement is made. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. We believe that the expectations and assumptions with respect to our forward-looking statements are reasonable. But by their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors that in some cases are out of our control. These factors could cause our actual results to differ materially from Brown-Forman's historical experience or our present expectations or projections. Here is a non-exclusive list of such risks and uncertainties:

 - continuation of the deterioration in general economic conditions, particularly in the United States where we earn about half of our profits, and other markets with economies linked to the U.S., including higher energy prices, declining home prices, deterioration of the sub-prime lending market, decreased discretionary income or other factors;
 - pricing, marketing and other competitive activity focused against our major brands;
 - lower consumer confidence or purchasing related to economic conditions, major natural disasters, terrorist attacks or widespread outbreak of infectious diseases;
 - tax increases and/or tariff barriers or other restrictions affecting beverage alcohol, whether at the federal or state level in the U.S. or in other major markets around the world, and the unpredictability or suddenness with which they can occur;
 - limitations and restrictions on distribution of products and alcohol marketing, including advertising and promotion, as a result of stricter governmental policies adopted either in the United States or in our other major markets;
 - fluctuations in the U.S. Dollar against foreign currencies, especially the British Pound, Euro, Australian Dollar, and the South African Rand;
 - reduced bar, restaurant, hotel and travel business, including travel retail;
 - longer-term, a change in consumer preferences, societal attitudes or cultural trends that results in the reduced consumption of our premium spirits brands or our ready-to-drink products;
 - changes in distribution arrangements in major markets that limit our ability to market or sell our products;
 - adverse impacts relating to our acquisition strategies or our integration of acquired businesses and conforming them to the company's trade practice standards, financial controls environment and U.S. public company requirements;
 - price increases in energy or raw materials, including grapes, grain, agave, wood, glass, and plastic;
 - changes in climate conditions, agricultural uncertainties or other supply limitations that adversely affect the price, availability or quality of grapes, agave, grain, glass, closures or wood;
 - termination of our rights to distribute and market agency brands in our portfolio;
 - press articles or other public media related to our company, brands, personnel, operations, business performance or prospects;
 - counterfeit production of our products and any resulting negative effect on our intellectual property rights or brand equity; and
 - adverse developments stemming from state or federal investigations of beverage alcohol industry marketing or trade practices of suppliers, distributors or retailers.

                            Brown-Forman Corporation
                 Unaudited Consolidated Statements of Operations
                 (Dollars in millions, except per share amounts)

                                      Three Months Ended
                                           April 30,
                                      2007           2008         Change
                                     ------         ------        ------
CONTINUING OPERATIONS
   Net sales                         $690.8         $772.3          12%
   Gross profit                       361.9          401.0          11%
   Advertising expenses                93.9          101.0           8%
   Selling, general, and
    administrative expenses           157.6          158.4           1%
   Amortization expense                 1.3            1.2
   Other expense, net                   0.5            5.0
      Operating income                108.6          135.4          25%
   Interest expense, net               10.9            9.0
      Income before income taxes       97.7          126.4          29%
   Income taxes                        28.4           27.7
      Net income                       69.3           98.7          42%

   Earnings per share:
      Basic                            0.56           0.82          45%
      Diluted                          0.56           0.81          45%


DISCONTINUED OPERATIONS
   Net (loss) income                  $(2.5)         $ 0.4

   Loss per share:
      Basic                           (0.02)            --
      Diluted                         (0.02)            --


TOTAL COMPANY
   Net income                        $ 66.8         $ 99.1          48%

   Earnings per share:
      Basic                            0.54           0.82          51%
      Diluted                          0.54           0.81          51%


                                     (more)

                            Brown-Forman Corporation
                 Unaudited Consolidated Statements of Operations
                 (Dollars in millions, except per share amounts)

                                          Year Ended
                                           April 30,
                                      2007           2008         Change
                                     ------         ------        ------
CONTINUING OPERATIONS
   Net sales                       $2,806.1       $3,282.2          17%
   Gross profit                     1,480.8        1,694.6          14%
   Advertising expenses               361.1          415.2          15%
   Selling, general, and
    administrative expenses           535.6          591.5          10%
   Amortization expense                 1.4            5.1
   Other (income), net                (19.6)          (2.2)
      Operating income                602.3          685.0          14%
   Interest expense, net               16.3           41.4
      Income before income taxes      586.0          643.6          10%
   Income taxes                       185.9          204.2
      Net income                      400.1          439.4          10%

   Earnings per share:
      Basic                            3.26           3.59          10%
      Diluted                          3.22           3.55          10%


DISCONTINUED OPERATIONS
   Net (loss) income                 $(10.6)        $  0.4

   Loss per share:
      Basic                           (0.09)            --
      Diluted                         (0.09)            --


TOTAL COMPANY
   Net income                        $389.5         $439.8          13%

   Earnings per share:
      Basic                            3.17           3.59          13%
      Diluted                          3.14           3.56          13%


                                     (more)

                            Brown-Forman Corporation
                 Unaudited Condensed Consolidated Balance Sheets
                              (Dollars in millions)

                                                April 30,          April 30,
                                                  2007               2008
                                                 -------            -------
Assets:
Cash and cash equivalents                        $  283              $  119
Short-term investments                               86                  --
Accounts receivable, net                            404                 453
Inventories                                         694                 685
Other current assets                                168                 199
                                                  -----               -----
     Total current assets                         1,635               1,456

Property, plant, and equipment, net                 506                 501
Goodwill                                            670                 688
Other intangible assets                             684                 699
Prepaid pension cost                                 23                  23
Other assets                                         33                  38
                                                  -----               -----
     Total assets                                $3,551              $3,405
                                                  =====               =====

Liabilities:
Accounts payable and accrued expenses            $  361              $  380
Accrued income taxes                                 27                  15
Payable to stockholders                             204                  --
Short-term borrowings                               401                 585
Current portion of long-term debt                   354                   4
                                                  -----               -----
     Total current liabilities                    1,347                 984

Long-term debt                                      422                 417
Deferred income taxes                                56                  89
Accrued postretirement benefits                     123                 121
Other liabilities                                    30                  69
                                                  -----               -----
     Total liabilities                            1,978               1,680

Stockholders' equity                              1,573               1,725
                                                  -----               -----

Total liabilities and stockholders' equity       $3,551              $3,405
                                                  =====              ======

                                     (more)

                            Brown-Forman Corporation
            Unaudited Condensed Consolidated Statements of Cash Flows
                              (Dollars in millions)

                                                             Year Ended
                                                              April 30,
                                                       2007              2008
                                                      ------            ------
Cash flows from operating activities:
   Continuing operations                               $349              $534
   Discontinued operations                                6                --
                                                      ------            ------
         Cash provided by operating activities          355               534

Cash flows from investing activities:
   Acquisition of businesses                         (1,045)                2
   Acquisition of distribution rights                   (25)               --
   Acquisition of brand names and trademarks             --               (13)
   Net decrease in short-term investments                74                86
   Additions to property, plant, and equipment          (58)              (41)
   Other                                                 16                (6)
                                                      ------            ------
         Cash (used for) provided by
          investing activities                       (1,038)               28

Cash flows from financing activities:
   Net increase (decrease) in debt                      597              (172)
   Acquisition of treasury stock                         --              (223)
   Special distribution to stockholders                  --              (204)
   Dividends paid                                      (143)             (158)
   Other                                                 33                21
                                                      ------            ------
         Cash provided by (used for)
          financing activities                          487              (736)

Effect of exchange rate changes
 on cash and cash equivalents                             4                10
                                                      ------            ------

Net decrease in cash and cash equivalents              (192)             (164)

Cash and cash equivalents, beginning of period          475               283
                                                      ------            ------
Cash and cash equivalents, end of period               $283              $119
                                                      ======            ======


                                     (more)

                            Brown-Forman Corporation
                           Continuing Operations Only
                      Supplemental Information (Unaudited)
                 (Dollars in millions, except per share amounts)


                                                        Three Months Ended
                                                             April 30,
                                                    2007                  2008
                                                   ------                ------

Net sales                                          $690.8                $772.3
Excise taxes                                       $142.4                $165.9

Net sales (stripped of excise taxes)               $548.4                $606.4
Gross profit (as reported)                         $361.9                $401.0

Gross margin (as reported)                          52.4%                 51.9%
Gross margin (stripped net sales basis)*            66.0%                 66.1%

Effective tax rate                                  29.1%                 22.0%

Cash dividends paid per common share              $0.3025               $0.3400

Shares (in thousands) used in the
calculation of earnings per share
   - Basic                                        123,044               120,770
   - Diluted                                      124,236               121,769



* Management believes excluding excise tax from the gross margin calculation provides a more meaningful comparison because of changes in the company's distribution structures in several markets. These changes result in the company collecting and remitting excise taxes which are reported in net sales and cost of sales, preventing effective comparison across periods where the same distribution structures were not employed.


                                     (more)

                            Brown-Forman Corporation
                           Continuing Operations Only
                      Supplemental Information (Unaudited)
                 (Dollars in millions, except per share amounts)


                                                            Year Ended
                                                             April 30,
                                                    2007                  2008
                                                   ------                ------

Net sales                                        $2,806.1              $3,282.2
Excise taxes                                       $588.5                $700.7

Net sales (stripped of excise taxes)             $2,217.6              $2,581.5
Gross profit (as reported)                       $1,480.8              $1,694.6

Gross margin (as reported)                          52.8%                 51.6%
Gross margin (stripped net sales basis)*            66.8%                 65.6%

Effective tax rate                                  31.7%                 31.7%

Cash dividends paid per common share              $1.1650               $1.2850

Shares (in thousands) used in the
calculation of earnings per share
   - Basic                                        122,868               122,464
   - Diluted                                      124,201               123,609



* Management believes excluding excise tax from the gross margin calculation provides a more meaningful comparison because of changes in the company's distribution structures in several markets. These changes result in the company collecting and remitting excise taxes which are reported in net sales and cost of sales, preventing effective comparison across periods where the same distribution structures were not employed.






These figures have been prepared in accordance with the company's customary accounting practices.

                                   Schedule A

                            Brown-Forman Corporation
                           Continuing Operations Only
                      Supplemental Information (Unaudited)

                                                       Three Months            Twelve Months
                                                          Ended                    Ended
                                                      April 30, 2008           April 30, 2008

REPORTED NET SALES GROWTH                                  12%                      17%
Net sales from acquisitions                                 0%                      (7%)
Impact of foreign currencies                               (5%)                     (4%)
Net sales from agency brands                                2%                       0%
Estimated net change in trade inventories                  (2%)                      0%
                                                          -----                    -----
UNDERLYING NET SALES GROWTH                                 7%                       6%
                                                          =====                    =====

REPORTED GROSS PROFIT GROWTH                               11%                      14%
Gross profit from acquisitions                             (1%)                     (4%)
Impact of foreign currencies                               (5%)                     (4%)
Estimated net change in trade inventories                  (1%)                      0%
                                                          -----                    -----
UNDERLYING GROSS PROFIT GROWTH                              4%                       6%
                                                          =====                    =====

REPORTED ADVERTISING GROWTH                                 8%                      15%
Advertising from acquisitions                               0%                      (5%)
Impact of foreign currencies                               (5%)                     (4%)
                                                          -----                    -----
UNDERLYING ADVERTISING GROWTH                               3%                       6%
                                                          =====                    =====

REPORTED SG&A GROWTH                                        1%                      10%
SG&A from acquisitions                                      0%                      (6%)
Impact of foreign currencies                               (2%)                     (1%)
                                                          -----                    -----
UNDERLYING SG&A GROWTH                                     (1%)                      3%
                                                          =====                    =====

REPORTED OPERATING INCOME GROWTH                           25%                      14%
Operating income from acquisitions                         (5%)                     (3%)
Impact of foreign currencies                               (4%)                     (5%)
Operating income from agency brands                         1%                       0%
Estimated net change in trade inventories                  (5%)                      0%
Absence of gain on winery assets                            0%                       2%
                                                          -----                    -----
UNDERLYING OPERATING INCOME GROWTH                         12%                       8%
                                                          =====                    =====

Notes:

Acquisitions - Refers to the acquisition of the Casa Herradura brands in January 2007 and Chambord in May 2006, thus making comparisons difficult to understand. In addition, we believe that excluding the results, and associated transition expenses, of these acquisitions provides helpful information in forecasting and planning the growth expectations of the company.

Impact of foreign currencies - Refers to net gains and losses incurred by the company relating to sales and purchases in currencies other than the U.S. Dollar. We use the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of our business (both positively and negatively). To neutralize the effect of foreign exchange fluctuations, we have historically translated current year results at prior year rates. While we recognize that foreign exchange volatility is a reality for a global company, we routinely review our company performance on a constant dollar basis. We believe this allows both management and our investors to understand better our company's growth trends.

Agency  brands - Refers to the impact of certain  agency brands  (including  Red
Bull) exiting the Mexican distribution operation.

Estimated net change in trade inventories - Refers to the estimated financial impact of changes in wholesale trade inventories for the company's brands in markets where we use third-party distributors. We compute this effect using our estimated depletion trends and separately identify trade inventory changes in the variance analysis for our key measures. Based on the estimated depletions and the fluctuations in trade inventory levels, we then adjust the percentage variances from prior to current periods for our key measures. We believe it is important to make this adjustment in order for management and investors to understand the results of our business without distortions that can arise from varying levels of wholesale inventories.

Absence of gain on winery assets - Refers to the net gain recorded during fiscal 2007 associated with the sale of an Italian winery used in the production of Bolla wines. We believe this item creates a disproportionate effect on underlying business results, making comparisons difficult for the reader. In addition, we believe that excluding this gain provides helpful information in forecasting and planning the growth expectations of the company.

The company cautions that non-GAAP measures may be considered in addition to, but not as a substitute for, the company's reported GAAP results.